Exhibit 10.1

June XX, 2016

[Name]
[Address]

Dear [Name]:

On June XX, 2016 (the “Award Date”), American Woodmark Corporation (the “Company”) granted to you an award of restricted stock units (the “Award”). Your Award is subject to the terms set forth in this letter and in the American Woodmark Corporation 2004 Amended and Restated Stock Incentive Plan For Employees (the “Plan”). A copy of the Plan will be furnished to you upon your request. Capitalized terms that are not defined in this letter shall have the meaning assigned to them under the Plan.

As a condition of this Award, you must also sign and return a copy of the enclosed Confidentiality Agreement.

The terms of your Award are as follows:

I.
In consideration of your agreements contained in this letter, the Company hereby grants you XXXX restricted stock units (RSUs). Each RSU represents the right to receive one share of the voting common stock of the Company. 35% of your Award (XXXX RSUs) are subject to vesting based on your continued employment through the third anniversary of the Award Date (the “Service-Based RSUs”). 20% of your Award (XXXX RSUs) are subject to vesting based on your continued employment through the third anniversary of the Award Date and the achievement of certain cultural goals for the period ending with the Company’s 2019 fiscal year (the “Cultural-Based RSUs”). The remaining 45% of your Award (XXXX RSUs) are subject to vesting based on your continued employment through the third anniversary of the Award Date and the achievement of certain annual performance goals for the Company’s 2017, 2018 and 2019 fiscal years (the “Performance-Based RSUs”).

II.	Your Award is subject to the following vesting terms and conditions:

A.	Service-Based RSUs.

(1)
100% of your Service-Based RSUs will vest on the third anniversary of the Award Date (the “Vesting Date”). In order to vest in the Service-Based RSUs, you must be an employee of the Company on the Vesting Date and must have maintained continuous employment from the Award Date through the Vesting Date. In the event your employment terminates at any time for any reason other than as provided in Section II.A.(2) or Section II.D. below between the Award Date and the Vesting Date, all of your Service-Based RSUs will be forfeited.

(2)
In the event that, prior to the Vesting Date, your employment with the Company terminates due to your Retirement (including termination without Cause where you have satisfied the Retirement criteria set forth below), death, or Disability, then you will vest in a pro-rated portion of the Service-Based RSUs. The number of vested Service-Based RSUs will be determined by dividing the number of days between the Award Date and your termination date by the number of days between the Award Date and the Vesting Date and multiplying the quotient by the number of Service-Based RSUs.

B.	Cultural-Based RSUs.

(1)
You are eligible to earn Cultural-Based RSUs based on the Company’s performance with respect to four cultural measurements for the three-year period ending with the Company’s 2019 fiscal year. Each measurement has a performance rating - threshold, target or superior. The measurements and performance ratings are set forth in Appendix A. The Company’s performance with respect to these measurements will be assessed by the Compensation Committee (the “Committee) following the end of the Company’s 2019 fiscal year. The Committee will determine the percentage (up to 100%) of the Cultural-Based RSUs that have been earned based on the Company’s performance. Any earned Cultural-Based RSUs will be subject to additional service-based vesting based on your continued employment through the Vesting Date as described in Section II.B.(2) below. While the Committee will utilize the measurements set forth in Appendix A as the basis of the evaluation, the Committee may, in its sole discretion, consider other factors in determining whether to reduce the percentage of the Cultural-Based RSUs that has been earned. Any Cultural-Based RSUs that the Committee determines have not been earned will be forfeited as of the date of the Committee’s determination.

(2)
Any Cultural-Based RSUs that the Committee determines have been earned pursuant to Section II.B(1) above will vest on the Vesting Date. To be eligible to vest in any earned Cultural-Based RSUs, you must be an employee of the Company on the Vesting Date and must have maintained continuous employment from the Award Date through the Vesting Date. In the event your employment terminates at any time for any reason other than as provided in Section II.B.(3) or Section II.D. below between the Award Date and the Vesting Date, all of your Cultural-Based RSUs (whether earned or unearned) will be forfeited.

(3)
In the event that, prior to the Vesting Date, your employment with the Company terminates due to your Retirement (including termination without Cause where you have satisfied the Retirement criteria set forth below), death, or Disability, then you will vest in a pro-rated portion of the Cultural-Based RSUs. If such termination occurs before the date on which the Committee completes its evaluation described in Section II.B.(1) above, the number of vested Cultural-Based RSUs will be determined by dividing the number of days between the Award Date and your termination date by the number of days between the Award Date and the Vesting Date and multiplying the quotient by the target number of Cultural-Based RSUs. The target number of Cultural-Based RSUs is equal to 60% of the total number of Cultural-Based RSUs granted hereunder. If such termination occurs on or after the date on which the Committee completes its evaluation described in Section II.B.(1) above, the number of vested Cultural-Based RSUs will be determined by dividing the number of days between the Award Date and your termination date by the number of days between the Award Date and the Vesting Date and multiplying the quotient by the number of Cultural-Based RSUs actually earned.

C.	Performance-Based RSUs.

(1)
You are eligible to earn Performance-Based RSUs in three equal tranches based on the Company’s performance with respect to two annual operating measurements - earnings per share (EPS) and return on equity (ROE) - for each of the Company’s 2017, 2018 and 2019 fiscal years. Each measurement will have a performance rating - threshold, target or superior. The measurements and performance ratings for fiscal year 2017 are set forth in Appendix A. The Committee will establish the measurements and performance ratings for fiscal years 2018 and 2019 within 90 days after the start of each year based on the Company’s annual operating plan for each year.

(2)
The Company’s performance with respect to the measurements for each fiscal year will be assessed by the Committee following the end of the applicable fiscal year. The Committee will determine the percentage (up to 33.33%) of the Performance-Based RSUs that have been earned based on the Company’s performance for each such year. The earned Performance-Based RSUs for such year, if any, will be subject to additional service-based vesting based on your continued employment through the Vesting Date as described in Section II.C.(3) below. While the Committee will utilize the measurements determined pursuant to Section II.C(1) above as the basis of the evaluation, the Committee may, in its sole discretion, consider other factors in determining whether to reduce the percentage of the Performance-Based RSUs that has been earned for any fiscal year. Any Performance-

Based RSUs that the Committee determines have not been earned for a given fiscal year will be forfeited as of the date of the Committee’s determination.

(3)
Any Performance-Based RSUs that the Committee determines have been earned pursuant to Section II.C.(2) above will vest on the Vesting Date. To be eligible to vest in any earned Performance-Based RSUs, you must be an employee of the Company on the Vesting Date and must have maintained continuous employment from the Award Date through the Vesting Date. In the event your employment terminates at any time for any reason other than as provided in Section II.C.(4) or Section II.D. below between the Award Date and the Vesting Date, all of your Performance-Based RSUs (whether earned or unearned) will be forfeited.

(4)
If, on or after the date on which the Committee completes its evaluation described in Section II.C.(2) above for a given fiscal year but prior to the Vesting Date, your employment with the Company terminates due to your Retirement (including termination without Cause where you have satisfied the Retirement criteria set forth below), death, or Disability, then you will vest in a pro-rated portion of any earned Performance-Based RSUs for such year. The number of vested Performance-Based RSUs will be determined by dividing the number of days between the Award Date and your termination date by the number of days between the Award Date and the Vesting Date and multiplying the quotient by the number of any earned Performance-Based RSUs for such year. If your employment with the Company terminates for any reason prior to the date on which the Committee completes its evaluation described in Section II.C.(2) above with respect to a given fiscal year, then, except as otherwise provided in Section II.D. below, all of your unearned Performance-Based RSUs for such year will be forfeited.

D.
Change of Control. You will vest in 100% of the Service-Based RSUs and 100% of the earned amount of any Cultural-Based RSUs and Performance-Based RSUs if, at any time before the Vesting Date, a Change of Control occurs and on or after the date of the Change of Control, either (i) your employment with the Company or any successor of the Company or parent or other affiliate thereof is involuntarily terminated by the Company (or any such successor or parent or affiliate) without Cause or (ii) you voluntarily terminate your employment with the Company (or any such successor or parent or affiliate) for Good Reason. If such a termination occurs before the date on which the Committee has completed its evaluation pursuant to Section II.B.(1) above (with respect to Cultural-Based RSUs), or before the date on which the Committee has completed its evaluation with respect to a given fiscal year pursuant to Section II.C.(2) above (with respect to Performance-Based RSUs), then all of the unearned Cultural-Based RSUs and all of the unearned Performance-Based RSUs for such year shall be deemed to have been earned for purposes hereof.

E.	Certain Definitions. For purposes of applying this Section II, the following terms shall have the following meanings:

•
Cause: Your neglect of your duty which is not corrected after 90 days’ written notice thereof; your misconduct, malfeasance, fraud or dishonesty which materially and adversely affects the Company or its reputation in the industry; or your conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude.

•
Disability: You become unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as determined by the Compensation Committee of the Company’s Board of Directors in its reasonable discretion.

•
Good Reason: The occurrence of any of the following conditions without your written consent: a reduction in your base salary; you are not in good faith considered for an annual cash bonus; you are not in good faith considered for other benefits that are afforded generally by the Company from time to time to its senior personnel; the relocation of your place of your employment to a location further than 50 miles from your current place of employment; or a substantial diminution in your working conditions or management responsibilities, other than on account of Disability.

•	Retirement: Your employment with the Company terminates after you have attained both a) at least ten years of employment with the Company, and b) the age of 55.

III.	Payment of any vested portion of your Award will be made in shares of the Company’s common stock. The timing of such payment will be as follows:

A.	For employees who are continuously employed by the Company through the Vesting Date, payment will occur on or as soon as administratively practicable (within 60 days) after the Vesting Date.

B.
For employees whose employment terminates due to either 1) death or 2) Disability before the Vesting Date, payment will occur on as soon as administratively practicable (within 60 days) after the employee’s termination date.

C.
For employees whose employment terminates due to 1) Retirement (including involuntary termination without Cause after having satisfied the Retirement criteria set forth above), or 2) involuntary termination without Cause or Good Reason termination on or following the date of a Change of Control, timing of the payment will depend upon whether or not the employee is deemed to be a “specified employee” of the Company as defined by Section 409A(a)(2)(B)(i) of the Internal Revenue Code. If an employee is not a specified employee, then payment will occur as soon as administratively practicable (within 60 days) after the employee’s termination date. If an employee qualifies as a specified employee, then payment will occur as soon as administratively practicable (within 60 days) after the date that is six months after the employee’s termination date.

IV.
You agree, as a condition of receiving the Award to pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all Applicable Withholding Taxes with respect to the Award. Unless otherwise agreed, the Company will withhold from the Award shares sufficient to cover the minimum statutory amount of all Applicable Withholding Taxes.

V.	This Award is not transferable by you except by will or by the laws of descent and distribution.

VI.	In the event of changes in the capital structure of the Company, appropriate adjustments will be made according to the Plan.

VII.
In consideration of the grant of this Award, you agree that you will comply with such lawful conditions as the Board of Directors or the Compensation Committee may impose on the Award, and will perform such duties as may be assigned from time to time by the Board of Directors or by the executive officers of the Company operating under the authority of the Board; provided, however, that the provisions of this sentence shall not be interpreted as affecting the right of the Company to terminate your employment at any time.

VIII.
Until the RSUs are converted into actual shares of the Company’s stock, your Award will not convey actual rights normally accruing to shareholders, including but not limited to the right to participate in shareholder votes or the right to receive dividends.

IX.	The Award is intended to comply with all applicable requirements of Section 409A of the Internal Revenue Code and the terms hereof shall be interpreted consistent with such intent.

X.
This Award and any shares of Company common stock issued pursuant hereto shall be subject to any compensation recoupment or clawback policy that is adopted by, or applicable to, the Company, pursuant to any requirement of law or any exchange listing requirement related to clawback or other recovery of compensation.

Enclosed you will find a second copy of this letter and two copies of the Confidentiality Agreement. Please sign and return (i) one copy of this letter and (ii) one copy of the Confidentiality Agreement to Liz Lewis, Executive Administrative Assistant, American Woodmark Corporation, 3102 Shawnee Drive, Winchester, VA 22601, to acknowledge your acceptance of the terms of this Award and of the Confidentiality Agreement. This Award is not valid unless you sign and return both a copy of this letter and a copy of the Confidentiality Agreement.

Your signature and returned copy of this letter and the Confidentiality Agreement shall be deemed as your understanding and acceptance to the terms and conditions of this Award and of the Confidentiality Agreement as outlined in this letter and the Confidentiality Agreement.

American Woodmark Corporation

S. Cary Dunston
Chief Executive Officer

Agreed to
By: ______________________________